EXHIBIT 12


                     ENERGY EAST CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                 Calendar Year
                                  1998     1997      1996      1995      1994
                                                 (Thousands)


Net Income (Loss) . . . . .    $194,205  $175,211  $168,711  $177,969  $168,698

Add:
 Federal income tax -
   current. . . . . . . . .     98,427   111,829    79,015    63,502    64,551
 Federal income tax -
   deferred . . . . . . . .     38,749     5,884    28,928    52,362    37,910
                               --------  --------  --------  --------  --------

    Pre-tax income (loss) .    331,381   292,924   276,654   293,833   271,159

Fixed charges . . . . . . .    136,108   136,121   137,243   155,424   164,441
                               --------  --------  --------  --------  --------

Earnings, as defined. . . .   $467,489  $429,045  $413,897  $449,257  $435,600
                               ========  ========  ========  ========  ========

Fixed Charges:
 Interest on long-term
   debt . . . . . . . . . .    $98,040  $104,122  $108,431  $115,687  $126,083
 Other interest . . . . . .     21,421    13,192     9,752     8,744     6,628
 Amortization of premium
   and expense on debt. . .      6,507     6,502     6,507     6,488     7,014
 Interest portion of
   rental charges . . . . .      1,557     2,963     3,023     5,784     5,769
 Earnings required to cover
   preferred stock dividends
   of subsidiary. . . . . .      8,583     9,342     9,530    18,721    18,947
                               --------  --------  --------  --------   -------

Total fixed charges,
  as defined. . . . . . . .   $136,108  $136,121  $137,243  $155,424  $164,441
                               ========  ========  ========  ========  ========


Ratio of Earnings to
  Fixed Charges . . . . . .       3.43      3.15      3.02      2.89      2.65
                               ========  ========  ========  ========  ========